Registration No. 333-175683

As filed with the Securities and Exchange Commission June 14 , 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 4

to

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GAS NATURAL INC.

(Exact name of registrant as specified in its charter)

Ohio	27-3003768
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1 First Avenue South

Great Falls, Montana 59401

(800) -570-5688

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Kevin J. Degenstein

President and Chief Operating Officer

Gas Natural Inc.

1 First Avenue South

Great Falls, Montana 59401

(800) -570-5688

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With copies to:

Christopher J. Hubbert, Esq. Kohrman Jackson & Krantz P.L.L. 1375 East Ninth Street, 20th Floor Cleveland, Ohio 44114 (216) 696-8700	Michael Wager, Esq. Bridget C. Hoffman, Esq. Taft Stettinius & Hollister LLP 200 Public Square, Suite 3500 Cleveland, Ohio 44114 (216) 241-2838

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of the Selling Shareholder	800,000 (2)	$11.67	$9,336,000	$1,083.91 (3)
(1)	The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933 based on the average of the high and low prices reported by the NYSE Amex on July 19, 2011.
(2)	Includes 100,000 shares that may be issued upon exercise of a 30-day option granted to the underwriter to cover over-allotments, if any.
(3) Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated costs and expenses to be paid by Gas Natural Inc. in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. Mr. Osborne, as the selling security holder, will bear none of the following expenses:

SEC registration fee	$1,084
Legal fees and expenses	220,000
Accounting fees and expenses	45,000
Printing and mailing fees	8,000
Miscellaneous	—
Total	$274,084

Other than the SEC registration fee, all fees and expenses are estimated.

Item 15. Indemnification of Directors and Officers

Our articles of incorporation require us to indemnify our directors and officers to the greatest extent permitted by law, including advancement of funds reasonably required to defend actions against our directors and officers. Our articles require us to indemnify directors and officers whether or not they continue to hold office at the time they incur expenses or discharge liabilities.

Section 1701.13 of the Ohio General Corporation Law (the “OGCL”) provides circumstances in which it is permissible for Ohio corporations to indemnify their directors and officers. Because our articles require us to indemnify directors and officers to the maximum extent permissible under the law, we must provide indemnification if those circumstances exist. Those circumstances are as follows. First, directors and officers must have met a standard of conduct requiring that they acted:

•	in good faith,
•	with reasonable belief that their conduct was in our best interests (or when not acting in an official capacity, at least not opposed to our best interests), and
•	if the proceeding is criminal in nature, without reasonable cause to believe their conduct was unlawful.

Section 1701.13 provides limits and prohibitions on indemnification in derivative actions and other actions brought by or in the right of the corporation:

•	limited to reasonable expenses incurred (as opposed to damages owed by the director or officer for liability),
•	prohibited if the director or officer was adjudged liable to us (unless the court determines, in view of all the circumstances, that the person is fairly and reasonably entitled to indemnity), and
•	prohibited with respect to directors if the only liability asserted against the director is for loans or dividends or distributions that are contrary to law or the articles of incorporation.

Finally, our determination that indemnification is proper under these requirements must be made by a majority vote of a quorum of directors who are not party to the proceeding (or a committee of directors if a quorum cannot be obtained), special legal counsel or a shareholder vote (in which case shares held by the director in question may not be voted).

Also, Ohio law and our articles require us to advance reasonable expenses incurred by directors and officers who are parties to proceedings if certain conditions are met. First, the director or officer must furnish to us a written affirmation that he or she believes, in good faith, that he or she met the required standard of conduct and if ultimately found not to have met the standard of conduct will repay the advancement. Second, we must determine (with the facts then known) that indemnification would not be precluded because of a failure to meet the standard of conduct required for indemnification and that indemnification is not otherwise precluded under the OGCL. The OGCL precludes indemnification of a director where the only allegations against the director are for loans or dividends or distributions that are contrary to law or the articles of incorporation. Third, our articles do not require that we advance expenses to an officer in a proceeding by the Company on its own behalf. Additionally, our determination to advance expenses must be made in the same manner as our determination that indemnification is permissible; that is, it must be made by a quorum of disinterested directors, special legal counsel or shareholders.

The OGCL also provides circumstances in which it is mandatory that we indemnify our directors and officers for reasonable expenses incurred in connection with a proceeding regardless of any contrary provision of our articles or other governing documents. Where directors or officers are wholly successful on the merits or otherwise, indemnification for reasonable expenses incurred is required.

Item 16. Exhibits

The exhibits to the registration statement required by Item 601 of Regulation S-K are listed in the exhibit index on page II-5.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430(A), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mentor, State of Ohio, on June 14, 2012.

GAS NATURAL INC.

By:	/s/ Thomas J. Smith
Thomas J. Smith
Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Osborne* Richard M. Osborne	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	June 14, 2012

/s/ Kevin J. Degenstein* Kevin J. Degenstein	Chief Operating Officer and President	June 14, 2012

/s/ Thomas J. Smith Thomas J. Smith	Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	June 14, 2012

/s/ W.E. Argo* W.E. Argo	Director	June 14, 2012

/s/ Wade F. Brooksby* Wade F. Brooksby	Director	June 14, 2012

/s/ Nicholas U. Fedeli* Nicholas U. Fedeli	Director	June 14, 2012

/s/ John R. Male* John R. Male	Director	June 14, 2012

/s/ Gregory J. Osborne* Gregory J. Osborne	Director	June 14, 2012

*By:	/s/ Thomas J. Smith
Thomas J. Smith Attorney-In-Fact

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of Underwriting Agreement, by and among Janney Montgomery Scott LLC, Gas Natural Inc. and Richard M. Osborne, Trustee.

5.1	Opinion of Kohrman Jackson & Krantz P.L.L.

23.1*	Consent of Hein & Associates LLP

23.2*	Consent of ParenteBeard LLC

23.3	Consent of Kohrman Jackson & Krantz P.L.L. (included in Exhibit 5.1)

24*	Power of Attorney (included on the signature page hereto)

*Previously filed